ACQUISITION AGREEMENT

This Acquisition Agreement (“Agreement”) is made as of October _____, 2004 by and among Low Carb Centre, Inc., (LCC) Low Carb Bakery, Inc., (“LCB”) and McNabb and Associates, Inc., (“MNA”) all British Columbia corporations (collectively hereinafter referred to as the “Seller” or the “Business”) and Global Golf Holdings, Inc., a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, LCC is engaged in the business of e-commerce and retail sales of low carbohydrate food products and related items. Sales are generated from the LCC website and four retail stores located in British Columbia, Canada. LCB is a Bakery engaged in the business of producing food products for the LCC retail market, LCB operates a retail and manufacturing facility located at 1041 A. Ridgeway Ave, Coqiutlam, BC V3J 1S6. MNA are in the business of managing and supervising the daily operations of LCC and LBC.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the assets and property described in Section 2 below (the “Assets”) and Buyer agrees to assume certain liabilities (the “Liabilities”) as specifically set forth in Section 3 below.

AGREEMENTS

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the signatories below agree as follows:

1.  Transaction. At the Closing (as defined in Section 6 herein) hereof, the Seller shall transfer and deliver to the Buyer all of the Purchased Assets (as defined below) of LCC, LCB and MNA, whether tangible, intangible, real, personal or mixed, in exchange for which the Buyer shall deliver to the Seller consideration consisting of certificates representing duly issued and outstanding shares of common stock of the Buyer (''Purchase Price'').

2.  Purchased Assets. The term “Purchased Assets” shall mean all assets of the Business, including, but not limited to the following:

    (a)  Seller’s suppliers, customer and vendor lists and records pertaining thereto;
        (1)  accounts receivable; and
                        (2)  assignment of rights or existing franchise agreements.

    (b) The trade names “Low Carb Centre,” “Low Carb Bakery” and “McNabb and Associates.”
    (c) All registered and unregistered trademarks, service marks, sales marks, colors, names and slogans relating to the Business, and all applications for any of the foregoing, together with all of the Seller’s rights to use all of the foregoing forever, and all goodwill associated with the foregoing;
    (d) The existing phone number(s) and web-sites of the Business;
    (e) All assets referred to or referenced within any audited financial statements of the Business in preparation or consideration of the Closing of this transaction.
    (f)  Any and all recipes, trade secrets, trade practices, décor, goodwill, clients, equipment, furniture, assets, machinery, trade fixtures, miscellaneous supplies, inventory, existing contracts and tangible personal property including without limitation those items set forth on Exhibit A, attached hereto and incorporated herein by this reference.

3. Liabilities. Any and all liabilities recorded on the pre-transaction balance sheet of the Seller shall not be the responsibility of the Buyer following the Closing of this Transaction. However, Buyer shall assume an amount up to, but not to exceed, four hundred twenty-five thousand dollars ($425,000) in Convertible Promissory Notes (the “Notes”) issued by Seller during the third quarter of fiscal year end 2004.

4. Purchase Price. The Purchase Price to be paid by Buyer to Seller for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets free and clear of all liens and encumbrances, shall be the sum total of fourteen million two hundred seventy three thousand one hundred ninety-nine (14,743,199) fully-paid and non-assessable shares of the Buyer’s common stock.

5. Manner of Payment of the Purchase Price. Buyer is paying the Purchase Price by physically delivering common share certificates to the Seller equal to 14,743,199 restricted common shares of the Company.

6.  The Closing. The term “Close,” “Closing,” “Closes” or “Closed” shall refer to the Closing of the various transactions contemplated hereby, all of which shall be deemed consummated when, and only when, the terms and conditions as set forth herein have been fully complied with and the purchase by the Buyer of the Seller has occurred and is effective within 90 days (“Closing Period”) from the date of execution of this Agreement. Conversely, if the various transactions proposed and/or discussed herein do not Close within the prescribed Closing Period, the various transactions contemplated herein will have failed and this Agreement shall automatically terminate.

7. Conduct and Transactions of Seller Prior to the Closing. Between the date of execution of this Agreement and the Closing, the executive officers and Board of Directors of the Seller shall retain full control of the management and business thereof. In order to assure protection and preservation of the Seller's assets, properties and businesses as well as the Seller's performance of its obligations under and related to this Agreement, the Seller agrees that from the date of this Agreement up to and including the Closing:

(a) The Seller shall preserve, or cause to be preserved substantially intact, its business organization, except such changes as may be required, with the Buyer's consent, to effect the transactions contemplated hereby, and the Seller shall use its best efforts to keep available the services of its present officers and principal employees, and to preserve its existing business relationships.

(b) The Seller agrees that prior to Closing it will not, without the prior written consent of the Buyer (which consent will not be unreasonably withheld) to:
    (i) Redeem directly or indirectly or agree to redeem, purchase, or otherwise acquire any of its capital stock or other ownership interest;
    (ii) Effect a split or reclassification of its capital stock, liquidate, recapitalize, or reorganize itself except as contemplated herein;
    (iii) Merge or consolidate, or sell all or substantially all of its assets or enter into any agreement for such merger, consolidation, or sale of assets, except as required by the transactions contemplated by this Agreement;
    (iv) Change the character of its business;
    (v) Except in the ordinary course of business, waive any contractual rights of substantial value;
    (vi) Breach any agreement to which the Seller is a party if such breach would have a material adverse effect on the business of the Seller.

(c) The Seller will exert its best efforts to fulfill in a timely manner all objectives and conditions to permit consummation of the transactions as contemplated and execute and deliver to the Buyer any and all documents necessary, in the reasonable opinion of its counsel, to consummate the transactions contemplated by this Agreement, and cause the Subsidiaries to do the same.

8. Conduct and Transactions by the Buyer Prior to Closing. Between the date of this Agreement and the Closing, the Buyer shall use its best efforts to fulfill in a timely manner all objectives and conditions to permit consummation of the transactions as contemplated herein and execute and deliver to the Seller any and all documents necessary, in the reasonable opinion of its counsel, to consummate the transactions contemplated by this Agreement, and to cause its subsidiaries to do the same. In order to assure the continuity of the Buyer's business, financial condition, assets and properties as well as the Buyer's performance of its obligations under and related to this Agreement, the Buyer agrees as follows
(a)   From the date of this Agreement up to the Closing, the Buyer will operate its business in the ordinary course and shall preserve, or cause to be preserved substantially intact, its business organization, except for such changes as may be required to effect the transactions contemplated by this Agreement.
(b) From the date of this Agreement up to and including the Closing, the Buyer will notify the Seller promptly of any material changes in the business, assets, financial condition or properties of the Buyer.
(c) The Buyer hereby undertakes and agrees to use its best efforts to ensure that all of the Buyer's Common Stock deliverable pursuant to Section 2.01(d) hereof, the Warrants deliverable pursuant to Section 2.01(c) hereof and the Buyer's Common Stock acquirable upon the exercise of such Warrants, when issued, shall be duly authorized and validly issued by the Buyer, fully paid and non-assessable, and shall not be issued in violation of, and shall otherwise be free of, pre-emptive rights.
(d) As compensation under the terms of a Business Development Agreement ("BDA"), BCGU shall receive the sum of $40,000 dollars (the “BCGU Compensation”) upon the successful closing of a business combination or acquisition. The Compensation shall be converted into shares of the Company’s common stock. It is anticipated that the Compensation will be tendered only subsequent to the closing of any business combination or acquisition as set forth under the terms of the Development Agreement. All shares related to the BCGU Compensation shall be determined by the closing stock price of Buyer as of the date of any agreement is executed and that number of shares shall not be diminished as a result of a subsequent reverse split, recapitalization or reorganization related to a transaction related to the BDA.
(e) As compensation under the terms of a Consulting Agreement, Ford Sinclair shall receive the sum of $20,000 dollars (the “Sinclair Compensation”) which shall be converted into shares of the Company’s common stock. All shares related to the Sinclair Compensation shall be determined by the closing stock price of Buyer as of the date of any agreement is executed and that number of shares shall not be diminished as a result of a reverse split, recapitalization or reorganization ocurring 12 months subsequent to the execution of the Sinclair consulting agreement.

9. Conditions Precedent.
    (a) Seller shall have prepared audited financial statements concerning Seller’s Business. Said audited financial statements shall be prepared in accordance with the rules and regulations as promulgated by the Securities and Exchange Commission (“SEC”) and delivered to Buyer prior to the expiration of the Closing period. The Seller shall be responsible for any and all costs and fees associated with the preparation of the audited financial statement.
    (b) Neither the Buyer nor the Seller shall have (i) made a general assignment for the benefit of creditors, (ii) filed a petition in bankruptcy, or been adjudicated a bankrupt or insolvent, (iii) filed a petition seeking any reorganization, arrangement, imposition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy or similar statute, law or regulations, (iv) filed an answer admitting or not contesting the material allegations of a petition against it in any such proceeding, or (v) sought or consented to or acquiesced in the appointment of any trustee, receiver, or liquidator of any material part of its properties.
    (c) There shall not be pending any suit or action seeking to enjoin the transactions contemplated by this Agreement nor shall any judgment, temporary restraining order, injunction or similar relief restraining or inhibiting such transaction have been issued by any court or governmental agency (other than any suit or action with respect to which it is not reasonable to believe that the transactions contemplated by this Agreement may be enjoined). If any request for an injunction in connection with the transactions contemplated by this Agreement is scheduled to be heard, the Closing shall not take place until after the disposition of such request. If an injunction is granted, either party may terminate this Agreement.

10.  Closing Deliveries. On the date hereof the parties are executing and/or delivering such documents as are reasonably required in order to effectuate the consummation of the transaction contemplated hereby.

11. Taxes. The parties hereto have been advised and have agreed to seek independent counsel regarding the tax consequences and certain liabilities that may arise upon the Closing of this Agreement.

12. Further Assurances. The Parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and to consummate the transaction contemplated hereby.

13. Miscellaneous.

(a) Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties.

(b) Survival; Nonwaiver. All representations and warranties shall survive the consummation of the transaction contemplated herein and for a period of two (2) years following the date hereof (and none shall merge into any instrument of conveyance) regardless of any investigation or lack of investigation by any of the parties hereto. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(c) Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that State, without regard to any conflict of law principles of the State of Delaware. Buyer and Seller irrevocably consent and submit to the exclusive jurisdiction of any local, state or federal court State of Delaware for enforcement of this Agreement. Buyer and Seller irrevocably waive any objection they may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

(d) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(e) Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

(f) Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(g) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

(h) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(i) No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any person or entity.

(j) Interpretation. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa.

(k) Attorneys' Fees. In the event that either party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees, charges and disbursements actually incurred, and the reasonable fees and costs of expert witnesses actually incurred.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement on the date first above written.

LOW CARB CENTRE, INC.                  GLOBAL GOLF HOLDINGS, INC.

_____________________________                 _____________________________
By: Tammy-Lynn McNabb                  By: Ford Sinclair
Its: President                        Its: Chief Executive Officer

LOW CARB BAKERY, INC.

_____________________________
By: Tammy-Lynn McNabb
Its: President & Co-Owner

LOW CARB BAKERY, INC.

_____________________________        ______% ownership of Low Carb Bakery, Inc.
By: Kenny Fong Chow
Its: Co-Owner

LOW CARB BAKERY, INC.

_____________________________        ______% ownership of Low Carb Bakery, Inc.
By: Chizn Moi Wu (Jeanne Chow)
Its: Co-Owner

MCNABB AND ASSOCIATES, INC.

_____________________________
By: Tammy-Lynn McNabb
Its: President